Exhibit 10.14

CONFLUENT, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(Adopted April 30, 2021, effective on Initial Public Offering)

1.	Introduction

Each member of the Board of Directors (the “Board”) of Confluent, Inc. (“Confluent”) who is a non-employee director of Confluent (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (“Policy”) for his or her Board service.

The Policy will be effective upon the execution of the underwriting agreement between Confluent and the underwriters managing the initial public offering of Confluent’s Class A common stock (the “Class A Common Stock”) (the date of such execution being referred to as the “IPO Date”). Commencing on the IPO Date, each Non-Employee Director will be eligible to receive the applicable compensation set forth below. Any equity compensation will be granted under the Plan or any successor equity incentive plan.

This Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

2.	Annual Cash Compensation

Commencing at the beginning of the first fiscal quarter following the IPO Date, each Non-Employee Director will receive the cash compensation set forth below for service on the Board, unless waived by the Non-Employee Director in his or her sole discretion. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

a.	Annual Board Service Retainer:

i.	All Eligible Directors: $30,000

b.	Annual Committee Member Service Retainer:

i.	Member of the Audit Committee: $10,000

ii.	Member of the Compensation Committee: $6,000

iii.	Member of the Nominating and Governance Committee: $4,000

c.	Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):

i.	Chair of the Audit Committee: $20,000

ii.	Chair of the Compensation Committee: $12,000

iii.	Chair of the Nominating and Governance Committee: $8,000

d.	Additional Annual Lead Independent Director Compensation: $15,000

3.	Equity Compensation

Equity awards will be granted under Confluent’s 2021 Equity Incentive Plan (the “Plan”).

a.

Initial Appointment Equity Grant. On appointment to the Board, and without any further action of the Board or Compensation Committee of the Board, at the close of business on the day of such appointment, a Non-Employee Director will be automatically granted a Restricted Stock Unit Award for Class A Common Stock having a value of $350,000 based on the closing sales price per share of Confluent’s Class A Common Stock on the applicable grant date, rounded down to the nearest whole share (the “Initial RSU”). Each Initial RSU will vest over three years, with one-third of the Initial RSU vesting on the first, second, and third anniversary of the date of grant.

b.

Automatic Equity Grants. Without any further action of the Board or Compensation Committee of the Board, at the close of business on the date of each Annual Meeting of Confluent’s stockholders (“Annual Meeting”), each person who is then an eligible Non-Employee Director will automatically receive a Restricted Stock Unit Award for Class A Common Stock having a value of $175,000 based on the closing sales price per share of Confluent’s Class A Common Stock on the date of the Annual Meeting (the “Annual RSU”). For a Non-Employee Director who was appointed to the Board less than 365 days prior to an Annual Meeting, the $175,000 for the applicable Annual RSU will be prorated based on the number of days from the date of appointment until such Annual Meeting. For illustrative purposes, if a Non-Employee Director joins the Board on January 1st, and the next Annual Meeting is held on July 1st of the year of appointment, then on the date of such Annual Meeting, such Non-Employee Director will receive a Restricted Stock Unit Award for Class A Common Stock having a value of $86,780 (($175,000/365) x 181). Each Annual RSU will vest on the earlier of (i) the date of the following year’s Annual Meeting (or the date immediately prior to the next Annual Meeting if the Non-Employee Director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election); or (ii) the first anniversary of the date of grant.

c.

Vesting; Change of Control. All vesting is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with Confluent until immediately prior to the closing of a “Change in Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards will become fully vested immediately prior to the closing of such Change in Control.

d.

Remaining Terms. Each Restricted Stock Unit Award will be granted subject to Confluent’s standard Restricted Stock Unit Award Agreement, in the form adopted from time to time by the Board or the Compensation Committee of the Board.

4.	Expenses

Confluent will reimburse Non-Employee Directors for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings; provided, that the Non-Employee Director timely submit appropriate documentation substantiating such expenses in accordance with Confluent’s travel and expense policy, as in effect from time to time.

5.	Non-Employee Director Compensation Limit

Notwithstanding anything herein to the contrary, the aggregate cash compensation and equity compensation that each Non-Employee Director is eligible to receive under this Policy shall be subject to the limits set forth in Section 3(d) of the Plan.

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